EXHIBIT 99.1
THE COCA-COLA COMPANY news release	Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121
FOR IMMEDIATE RELEASE

CONTACT: Ben Deutsch (404) 676-2683

THE COCA-COLA COMPANY DIRECTORS BUFFETT AND REINHARD
WILL NOT STAND FOR RE-ELECTION TO BOARD

ATLANTA, Feb. 14, 2006 -- The Coca-Cola Company today announced that Warren E. Buffett and J. Pedro Reinhard have informed the Company that they do not intend to stand for re-election to the Board of Directors at the upcoming Annual Meeting of Shareowners.

Buffett said that his decision was a consequence of the increased demands on his time resulting from Berkshire Hathaway’s acquisitions of new companies. He also noted that Berkshire Hathaway intends to retain its holdings of Coca-Cola stock.

“Leaving Coca-Cola is difficult, as it has been a privilege and a pleasure to serve on the Board of this wonderful company,” said Buffett. “Under Neville Isdell’s leadership, the Company is implementing the right strategy to create value for its shareowners and realize the potential of the world’s greatest brand. I wish Neville, his leadership team and all the employees of this great enterprise every success as we move forward.”

E. Neville Isdell, chairman and chief executive officer, said, “Everyone at Coca-Cola is immensely proud of Warren Buffett and Berkshire Hathaway’s long and continuing stake in our Company. And we have benefited immeasurably from Warren’s wise and sage counsel over the past 17 years. We have been extremely fortunate that Warren has served our Company for so many years, and I look forward to continuing to count on him even after he has left our Board.”

Speaking of Reinhard, Isdell added, “On behalf of our Board, I also want to thank Pedro for his service and contributions to our Company. Pedro’s sound judgment and perspective have been welcomed by all of our directors, and we wish him well as he enters a new phase in his career.”

“It has been a pleasure to serve on the Board of The Coca-Cola Company for the past few years,” said Reinhard. “I have enjoyed working with the Company’s leadership team, and am confident that the Company will perform well in the future.”

Both Buffett’s and Reinhard’s terms expire on April 19, 2006, at the Company’s Annual Meeting of Shareowners. The Company has no immediate plans to fill the vacated board seats.

The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's most valuable brand, the Company markets four of the world's top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.3 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

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